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                                                                   EXHIBIT 10.01

                       [CONFIDENTIAL TREATMENT REQUESTED]

                  SEPARATION, CONSULTING AND RELEASE AGREEMENT



        This Agreement ("AGREEMENT") is entered into as of July 23, 1997, between Worldtalk Communications Corporation, a Delaware corporation doing business as Worldtalk Corporation ("WORLDTALK"), and Mark A. Jung ("MR. JUNG") (jointly referred to as the "PARTIES").

        WHEREAS, Mr. Jung has been employed by Worldtalk as its President and Chief Executive Officer and is a Director serving on the Board of Directors of Worldtalk; and

        WHEREAS, Mr. Jung and Worldtalk desire to discontinue the employment and other relationships between them and to enter into a mutual general release and a consulting arrangement on the terms and subject to the conditions described in this Agreement;

        NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the Parties agree as follows.

        1. SEVERANCE OF EMPLOYMENT. Mr. Jung has submitted his resignation as Chief Executive Officer and a Director of Worldtalk, and from all other offices he holds, and Worldtalk has accepted such resignation, effective Wednesday, July 23, 1997. Mr. Jung has informed Worldtalk that he also has terminated his employment effective October 31, 1997 (the "SEPARATION DATE"). The Parties agree that Mr. Jung's resignation terminates, effective as of the date of this Agreement, that certain Employment Agreement, dated January 23, 1997, between the Parties. The Employment Agreement is hereby replaced by the following terms.

           1.1 Continued Employment. During the period prior to the Separation Date, Mr. Jung will make himself available to Worldtalk, at its request, to perform duties relating to special projects, including but not limited to, making himself available to assist Worldtalk and its successor Chief Executive Officer in their transition, as well as making himself available to assist Worldtalk in connection with the defense of the currently pending lawsuit by and against Worldtalk (the "SALINAS LITIGATION"). Such services will be provided for no greater than 10 hours per week at such times and places as shall be mutually convenient to the Parties. During such period, Mr. Jung will have no right to enter into contracts on behalf of, or otherwise bind, Worldtalk and will make no representation to the contrary to any person or entity.

           1.2 Continued Compensation. During the time prior to the Separation Date (the "SEPARATION PERIOD") and as consideration for entering into this Agreement, Mr. Jung will be paid his current base monthly salary, prorated for any partial month, to be paid (less any applicable payroll deductions and withholdings) in accordance with Worldtalk's normal payroll policies in effect from time to time and will receive full employee benefits including, without limitation, health insurance.

           1.3 Employee Benefits. Worldtalk will provide Mr. Jung and any dependents covered by Worldtalk's health insurance plan, continuation coverage as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), at its expense for two calendar months after the Separation Date, provided that Mr. Jung timely completes and submits the requisite forms to Worldtalk in order to obtain such continuation coverage. After

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such time, Mr. Jung will be responsible for the payment of any COBRA continuation coverage. Mr. Jung's participation in any employee benefit plans that are sponsored by Worldtalk, other than the health plan, including, but not limited to, the 401(k) plan, life and accidental death or dismemberment insurance benefits, will cease as of the Separation Date.

           1.4 Acknowledgment of Payment of Wages. On the Separation Date, Worldtalk will deliver to Mr. Jung a final paycheck for all accrued wages, salary, bonuses, reimbursable expenses and accrued but unused vacation pay due and owing to him from Worldtalk as of the Separation Date.

           1.5 Return of Company Property. Mr. Jung hereby represents and warrants to Worldtalk that, at the date of this Agreement, he has returned to Worldtalk any and all of Worldtalk's property or data of any type whatsoever that was in his possession or control, other than those items of nominal value that Mr. Jung will retain in accordance with discussions he has held with Worldtalk's Chief Financial Officer.

        2. CONSULTING AFTER SEPARATION DATE.

           2.1 Duties. For a period of nine months after the Separation Date through and including July 31, 1998 (the "CONSULTING PERIOD"), Mr. Jung will continue to make himself available as a consultant to Worldtalk in charge of special projects, as well as continue to make himself available to assist Worldtalk in connection with the defense of the Salinas Litigation. Mr. Jung's consulting services will be performed during the Consulting Period for no greater than 10 hours in any one week at such times and places as shall be mutually convenient to the Parties. Such services are to be performed in a manner that will not interfere with Mr. Jung's then current employment.

           2.2 Consulting Payments. As consideration for entering into this Agreement and in return for Mr. Jung's consulting services, Worldtalk agrees to pay Mr. Jung [ ** ] per hour for every hour that Worldtalk requests his services during the Consulting Period and Mr. Jung performs services during such period, with fractions of an hour compensated proportionately. Accrued but unpaid consulting fees will be paid within 30 days after Worldtalk's receipt of Mr. Jung's invoice for services rendered, detailing hours spent and tasks completed. Each invoice will be sent to Worldtalk, Attn: Chief Financial Officer, at Worldtalk's principal offices.

           2.3 Termination of Consulting Period. Mr. Jung may terminate the Consulting Period prior to the end of its term at any time upon delivering written notice of termination to the Chief Financial Officer of Worldtalk at Worldtalk's principal offices. Worldtalk may likewise terminate the Consulting Period but only after a material breach of this Agreement or of the Confidentiality Agreement by Mr. Jung that is not cured by Mr. Jung, if it is possible of cure, within 30 days after Worldtalk's written notice of breach is delivered to Mr. Jung at his last known address. All notices will be delivered personally, by messenger or by certified mail, return receipt requested, postage and fees prepaid.

           2.4 Tax Liability. During the Consulting Period, Mr. Jung will be an independent contractor. Accordingly, Mr. Jung agrees to indemnify and hold Worldtalk harmless


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[**Confidential treatment has been requested with respect to certain portions of this Exhibit. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission. ]
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from any and all tax obligations for withholding and payroll taxes payable as a consequence of the payment of the consulting fees described above.

        3. STOCK AND OPTIONS.

           3.1 Stock Owned by Mr. Jung. Prior to the effective date of Worldtalk's initial public offering of Common Stock (the "IPO") Worldtalk granted Mr. Jung options to purchase Worldtalk Common Stock during his employment with Worldtalk pursuant to several stock option agreements (the "STOCK OPTION AGREEMENTS"), all of which have been exercised. As of July 31, 1998 the last day of the Consulting Period, Mr. Jung will hold 40,816 unvested shares of Worldtalk Common Stock that are subject to repurchase by Worldtalk at the original exercise price pursuant to the terms of the Stock Option Agreements upon termination of Mr. Jung's relationship as a service provider as described therein.

           3.1.1 Repurchase of Shares. Worldtalk hereby exercises its right to repurchase all of the unvested shares held by Mr. Jung as of July 23, 1998 for a repurchase price of $0.20 per share ($8,163.20 in the aggregate) payable within 15 days after the date of this Agreement. Subsequent to such repurchase, stock certificates representing all of the vested shares held by Mr. Jung will be immediately released from escrow to Mr. Jung and the remaining 71,544 shares of Worldtalk Common Stock will remain in escrow to vest in accordance with the terms of the Stock Option Agreements until July 23, 1998. As such shares vest and at Mr. Jung's request, certificates representing the shares that have vested will be released to Mr. Jung out of escrow. Subject to the provisions of Section
3.1.2 below, if the employment and/or consulting arrangement provided for in this Agreement is terminated prior to July 23, 1998, Worldtalk reserves the right to repurchase all or part of the shares that remain unvested at the date of termination in accordance with the exercise and payment terms set forth in the most recent Stock Option Agreement

           3.1.2 No Repurchase on Acquisition. In the event of an Acquisition (defined below) and so long as Mr. Jung's employment or consulting arrangement described above in this Agreement has not terminated, Worldtalk agrees not to exercise its right of repurchase at any time following the Acquisition with respect to any of the 71,544 shares that remain unvested as of the closing of the Acquisition. The stock certificates representing such shares will be released to Mr. Jung no later than the time the consideration to be received by the stockholders of Worldtalk in connection with the Acquisition is released to the stockholders. For purposes of this Section 3.1.2, an "ACQUISITION" means (a) a merger or consolidation of Worldtalk in which Worldtalk is not the surviving corporation (other than a merger or consolidation with a wholly owned subsidiary or other transaction in which there is no substantial change in the stockholders of Worldtalk or their relative holdings), (b) a merger in which Worldtalk is the surviving corporation but after which the stockholders of Worldtalk cease to own at least 50% of the issued and outstanding capital stock of Worldtalk or (c) the sale, in one transaction or series of related transactions, of more than 50% of the capital stock of Worldtalk, other than trades to unrelated purchasers on the open market, or (d) the sale of all or substantially all of the assets of Worldtalk.

           3.2 Stock Option. Effective as of the effective date of the IPO, Worldtalk granted Mr. Jung an option under Worldtalk's Equity Incentive Plan for the purchase of up to


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30,000 shares of Worldtalk Common Stock at an exercise price of $8.00 per share
(the "Option"). During the Consulting Period, Mr. Jung will be performing substantial services for Worldtalk and such option will continue to vest in accordance with its terms. Mr. Jung acknowledges that if he does not exercise such option as to all of the vested shares within the period ending three months after the termination of Mr. Jung's services as a consultant, then the option will expire as to the shares not purchased in accordance with the option's terms.

        4. CONTINUING OBLIGATIONS.

           4.1 Continuing Obligations re Proprietary Information. Mr. Jung hereby acknowledges that he is bound by the Proprietary Rights and Confidentiality Agreement dated March 25, 1992 (the "CONFIDENTIALITY AGREEMENT") between the Parties. Mr. Jung acknowledges and agrees that he will continue to be bound by the Confidentiality Agreement in accordance with its terms during the Consulting Period and thereafter. Mr. Jung further confirms that he has delivered to Worldtalk all documents and data of any nature containing or pertaining to such Confidential Information (as defined in such agreement) and that he has not taken with him any such documents or data or any reproduction thereof. Any breach of the Confidentiality Agreement shall be deemed a material breach of this Agreement.

           4.2 Restrictions on Employment. Mr. Jung acknowledges that his position with Worldtalk has placed him in a position of trust and confidence regarding the proprietary information of Worldtalk and that during the years of his employment and as the principal founder of Worldtalk, Mr. Jung has been integrally involved in the development of Worldtalk's products and marketplace. Accordingly, Mr. Jung agrees that, until July 23, 1998 and in order to guard against the inadvertent disclosure of Worldtalk's proprietary information, he will not serve, directly or indirectly, as an employee, consultant, independent contractor or other service provider for, or to, the principal competitors of Worldtalk. Such competitors consist of Control Data Systems, ISOCOR and the SoftSwitch division only of International Business Machines.

           4.3 Continued Cooperation re Litigation. Mr. Jung will continue to cooperate with Worldtalk in every reasonable way and at Worldtalk's expense and request, to testify and to make himself available for depositions, trials, hearings and other proceedings held, or to be held, in connection with the Salinas Litigation, at all times before, during and after the Consulting Period. Mr. Jung acknowledges that this cooperation will include, but not be limited to, reasonable travel to and from New York, if required by Worldtalk. Mr. Jung will be compensated for his time in connection with services requested by Worldtalk at [ ** ] per hour, payable as described in Section 2.2. Such services are to be performed in a manner that will not interfere with Mr. Jung's then current employment. Worldtalk agrees to use reasonable efforts to minimize the time to be spent by Mr. Jung on the Salinas Litigation and, in each case, will attempt to identify alternatives that lessen reliance on Mr. Jung's services.

        5. GENERAL RELEASE.

           5.1 Scope of Release. Worldtalk on the one hand, and Mr. Jung on the other hand, on behalf of themselves, and their respective representatives, heirs, executors, administrators, attorneys, partners, officers, directors, agents, successors, assigns, shareholders and employ


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[**Confidential treatment has been requested with respect to certain portions of this Exhibit. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission. ]
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ees (collectively, "AFFILIATES"), hereby forever mutually release and discharge each other, and their respective Affiliates, of and from any and all causes of action, suits, debts, liens, agreements, liabilities, claims, demands, losses, damages, costs or expenses, including without limitation, court costs and attorneys' fees, which either may have against the other as of the date hereof, whether known or unknown, suspected or unsuspected, arising from any omission, act or fact that has occurred up to and until the date of the execution of this Agreement, including but not limited to:

                      (a) any and all claims relating to or arising from Mr. Jung's employment relationship with Worldtalk, other than the right to his vested retirement benefit under Worldtalk's 401(k) plan, his rights under COBRA and his rights under the Indemnification Agreement;

                      (b) except as described in Section 3, any and all claims relating to or arising from Mr. Jung's right to purchase or the actual purchase of Worldtalk capital stock, or of any options, warrants or other rights to purchase Worldtalk capital stock;

                      (c) any and all claims from wrongful discharge of employment, breach of contract, both express and implied, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, negligence and defamation; and

                      (d) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination, including, without limitation, for violations of the California Fair Employment and Housing Act, California Government Code ss. 12900, et seq.; the Employee Retirement Income Security Act (ERISA), 29 U.S.C. ss. 1001, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss. 2000e, et seq.; and 42 U.S.C. ss. 1981.

Notwithstanding anything to the contrary in the preceding sentence, nothing contained in this Section 5 shall release or terminate (a) the continuing obligations of the parties under that certain Indemnification Agreement, dated April 5, 1996, between Worldtalk and Mr. Jung (the "INDEMNIFICATION AGREEMENT"),
(b) the continuing obligations of Worldtalk and Mr. Jung under the Confidentiality Agreement, (c) the consequences of any actions of Mr. Jung that may constitute a misdemeanor or a felony, (d) the continuing obligations of Worldtalk and Mr. Jung under the Stock Option Agreements and the Option referred to in Section 3 above nor (e) the continuing obligations of Worldtalk and Mr. Jung under this Agreement.

               5.2 California Civil Code Section 1542. THIS RELEASE EXTENDS TO CLAIMS THAT THE PARTIES DO NOT KNOW OR SUSPECT TO EXIST IN THEIR FAVOR, WHICH IF KNOWN BY THE PARTY RELEASING THE SAME WOULD HAVE MATERIALLY AFFECTED THAT PARTY'S DECISION TO ENTER INTO THIS RELEASE. THE PARTIES ACKNOWLEDGE THAT THEY ARE FAMILIAR WITH SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, WHICH PROVIDES AS FOLLOWS:

        A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.



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THE PARTIES EXPRESSLY WAIVE AND RELINQUISH ANY RIGHT OR BENEFIT THAT THEY HAVE
OR MAY HAVE UNDER SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, OR ANY OTHER STATUTE OR LEGAL PRINCIPLE WITH SIMILAR EFFECT. In connection with such waiver and relinquishment, the parties hereto acknowledge that, after executing this Agreement, they may discover claims or facts in addition to, or different from, those that they now know or believe to exist with respect to the subject matter of this mutual release, but that, except as specifically provided in this Section 5, it is their intention to settle and release all of the claims, matters and differences known or unknown, suspected or unsuspected, which now may exist or previously may have existed among them. The releases given in this Section 5 shall remain in effect as full and complete mutual releases notwithstanding the discovery or existence of any such additional or different claim or fact.

        6. UNDERSTANDING OF THIS AGREEMENT. Mr. Jung has been advised to consult with an attorney prior to executing this Agreement. Mr. Jung represents and agrees that he has availed himself of this right, that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.

        7. INDEMNITY. As a further material inducement to Worldtalk to enter into this Agreement, Mr. Jung hereby indemnifies each of Worldtalk and its Affiliates from and against any and all losses, costs, damages, or expenses, including without limitation, attorneys' fees incurred by any of them, arising out of any breach of this Agreement by Mr. Jung or the fact that any representation made herein by Mr. Jung was false when made.

        8. GENERAL PROVISIONS.

           8.1 Successors and Assigns. The provisions of this Agreement contained herein shall extend and inure to the benefit of and be binding upon, in addition to the Parties hereto, just as if they had executed this Agreement, the respective Affiliates of the Parties.

           8.2 Representations as to Authority. Each of the Parties hereto represents and warrants that he or it has the sole right and exclusive authority to execute this Agreement and that such Party has not sold, assigned, transferred, conveyed, or otherwise disposed of any claim or demand, or any portion of or interest in any claim or demand, relating to any matter covered by this Agreement.

           8.3 Arbitration. Any dispute regarding any aspect of this Agreement or any act which would violate any provision in this Agreement will be resolved by an experienced employment law arbitrator licensed to practice law in California and selected in accordance with the rules of the American Arbitration Association, as the exclusive remedy for such dispute. Judgment on any award rendered by the arbitrator may be entered in any court having proper jurisdiction. Should Mr. Jung or Worldtalk institute any legal action or administrative proceeding with respect to any claim waived by this Agreement or pursue any dispute or matter covered by this Section 8.3 by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses and attorneys' fees incurred as a result of such action.


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           8.4 Entire Agreement. This Agreement, the Confidentiality Agreement,
the Indemnification Agreement, the Stock Option Agreements and the Option constitute the entire agreement between Mr. Jung and Worldtalk with respect to the subject matter hereof and supersede all prior negotiations and agreements, whether written or oral, relating to such subject matter. Mr. Jung acknowledges that neither Worldtalk nor its agents or attorneys, have made any promise, representation or warranty whatsoever concerning the future relationships among the Parties or that is to survive this Agreement, whether written or oral, that is not contained in the Agreements listed in this Section 8.4.

           8.5 Modification. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, duly executed by authorized representatives of each of the Parties.

           8.6 Severability. If any provision of this Agreement is held to be void, voidable, unlawful or unenforceable, that part will be amended to achieve as nearly as possible the same economic effect as the original provision, if in so doing, neither of the Parties is deprived of the substantial benefit of its bargain, and the remainder of this Agreement will remain in full force and effect.

           8.7 Interpretation. This Agreement is made, and will be construed, under California law, as applied to contracts entered into in California by California residents to be performed entirely within California. This Agreement has been negotiated by the parties hereto, and its language shall not be construed for or against any party due to any rule of construction, nor will the terms of this Agreement be deemed a precedent or practice, or continuation of a precedent or practice, respecting any officer, director or employee of Worldtalk.

           8.8 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which, taken together, will constitute one and the same agreement.

   PLEASE READ THIS AGREEMENT CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF
                          ALL KNOWN AND UNKNOWN CLAIMS.

        IN ACKNOWLEDGMENT OF THE FOREGOING, each of the Parties has duly executed this Agreement on the date set forth below but effective as of July 23, 1997.


Dated:  July 24, 1997                       /s/ MARK A. JUNG
                                            ----------------------------------
                                            MARK A. JUNG


                                            WORLDTALK COMMUNICATIONS
                                            CORPORATION

Dated:  July 24, 1997                       By: /s/ Stephen R. Bennion
                                                ------------------------------

                                            Title: Executive VP and CFO
                                                   ---------------------------


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